UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

Oxygen Biotherapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34600	26-2593535
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE Copley Parkway, Suite 490
Morrisville, NC 27560
(Address of principal executive offices) (Zip Code)

919-855-2100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement

On February 5, 2013, Oxygen Biotherapeutics, Inc. (the “Company”) entered into a License and Supply Agreement (the “Agreement”) with the Cosmetics Division of Valor SA (“Valor”) with respect to Dermacyte, a perfluorocarbon based cosmetic product currently manufactured and distributed by the Company.  The Agreement grants Valor the exclusive right to sell, import, export, distribute, package, label and otherwise commercialize Dermacyte worldwide for a five year term.  Valor is also authorized to sublicense the license granted under the Agreement provided that such sublicenses are consistent with the terms of the Agreement.  The Agreement will become effective upon the Company’s receipt from Valor of 75% of the estimated costs to complete certain product formulation and safety studies requested by Valor.

Under the Agreement, Valor will purchase bulk Dermacyte from the Company for 125% of the Company’s actual manufacturing cost, and must pay the Company an annual, non-refundable license fee of $140,000, payable on a quarterly basis, with the first year’s payment creditable against Dermacyte purchased by Valor in the first 12 months following the effective date of the Agreement.  Valor must also pay the Company royalties of 5% of net sales of Dermacyte once Valor’s aggregate net sales of Dermacyte equals or exceeds $10,000,000.

Item 8.01                      Other Events

On February 11, 2013, the Company issued a press release regarding the Agreement described above under Item 1.01 of this Current Report on Form 8-K.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

Exhibit 99.1	Press Release dated February 11, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2013	By:	/s/ Michael B. Jebsen
Name: Michael B. Jebsen
Title: Chief Financial Officer and Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press Release dated February 11, 2013